EXHIBIT 99.1
[COINSTAR LETTERHEAD]
March 25, 2008
Mr. Michael McConnell
Shamrock Capital Advisors, Inc.
4444 W. Lakeside Drive
Burbank, CA 91505
Dear Michael,
We appreciated our meeting with Danny Allouche on March 20, 2008. As we committed to Danny then, the Nominating and Governance Committee of our Board of Directors is undertaking a full review of your corporate governance suggestions. Following this process, the Committee, which consists solely of independent directors, will make a recommendation to the full Board.
As always, we appreciate your input, and in that regard, our Board and management team remain committed to acting in the best interest of Coinstar shareholders.
Sincerely,
/S/ DAVID W. COLE
David W. Cole
CEO of Coinstar, Inc.